HEI Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-155053 and 333-158999) and Form S-8 (Nos. 333-02103, 333-05667, 333-105404, 333-159000 and 333-166737) of Hawaiian Electric Industries, Inc., Form S-3 (No. 333-155053-02) of Hawaiian Electric Industries Capital Trust II and Form S-3 (No. 333-155053-01) of Hawaiian Electric Industries Capital Trust III of our report dated February 18, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Hawaiian Electric Industries, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 18, 2011